EXHIBIT 10.6

EXECUTION VERSION

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is made as of October 29, 2025 (the “Agreement Date”), by and among PennantPark Private Income Fund, a Delaware statutory trust (the “Company”), and PennantPark Private Income Fund Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company has retained the Investment Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory management agreement, dated October 29, 2025, entered between the Company and the Investment Adviser, as may be amended or restated (the “Investment Advisory Management Agreement”); and

WHEREAS, the Company and the Investment Adviser have determined that it is appropriate and in the best interests of the Company that the Investment Adviser reimburse the Company for a portion of the Company’s costs and expenses to the effect that such expenses do not exceed an annual rate of 1.25% of the Company’s net asset value.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Expense Limitation. For the period from the effective date of that certain Investment Advisory Management Agreement through and including, September 30, 2026 (the “Limitation Period”), subject to the terms hereof, the Investment Adviser agrees that, except as provided in Section 2 below, it will reimburse expenses of the Company so that certain of the Company’s expenses (“Specified Expenses”) will not exceed an annual rate of 1.25% of the Company’s net assets (the “Expense Limitation”). The Expense Limitation will be calculated based on the average quarterly net assets based on the two most recently completed calendar quarters. For purposes of this Agreement, net assets will be determined in a manner consistent with the Company’s Registration Statement on Form 10. Reimbursements shall be paid, quarterly in arrears, by the Investment Adviser to the Company in any combination of cash or other immediately available funds and/or offset against amounts due from the Company to the Investment Adviser or its affiliates at the request of the Fund. All reimbursement payments hereunder shall be deemed to relate to the earliest unreimbursed payments made by the Investment Adviser to the Company within three years prior to the last business day of the fiscal quarter in which such reimbursement payment obligation is accrued.

2.

Specified Expenses. Specified Expenses mean the Company’s costs and expenses other than: (i) the Base Management Fee (as defined in the Investment Advisory Management Agreement), (ii) Incentive Fee (as defined in the Investment Advisory Management Agreement), (iii) brokerage costs, (iv) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (v) taxes, (vi) extraordinary expenses (as determined in the sole discretion of the Investment Adviser), and (vii) the indirect costs of investing in other investment companies including private funds that rely on Section 3(c)(1) or 3(c)(7) of the Investment Company Act (to the extent applicable).

3.

Term. This Agreement will remain in effect throughout the Limitation Period. This Agreement may be renewed by the mutual agreement of the Investment Adviser and the Company for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of the Investment Advisory Agreement unless a new investment advisory agreement with the Investment Adviser (or with an affiliate under common control with the Investment Adviser) becomes effective upon such termination.

4.

Excess Expenses. In consideration of the Investment Adviser’s agreement as provided herein, the Company agrees to repay, the amount reimbursed by the Investment Adviser in accordance with Section 1 above, when and if requested by the Investment Adviser, as promptly as possible, on a quarterly basis, but only if and to the extent that such reimbursement does not cause the Company’s Specified Expenses plus recoupment to exceed an annual rate of 1.25% of the value of the Company’s net assets (or, if a lower expense limit is in effect, such lower limit) within the 36-month period after the Investment Adviser bears the expense (“Excess Expenses”). Any payment by the Investment Adviser to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 4. The obligations under this Section 4 shall survive termination of this Agreement.

5.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6.

Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

7.

Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

8.	Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PENNANTPARK PRIVATE INCOME FUND

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

PENNANTPARK PRIVATE INCOME FUND ADVISERS, LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

[Signature Page to Expense Limitation and Reimbursement Agreement]